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                                                                   Exhibit 23.1

                      CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports (a) dated March 14, 2000, except for Note 1 as to which the date is April 12, 2000, with respect to the combined financial statements of Stratos Lightwave, Inc. for the three years ended April 30, 1999 and the nine months ended January 31, 2000 and (b) dated March 10, 2000 with respect to the financial statements of Polycore Technologies, Inc. for the year ended December 31, 1998, included in the Registration Statement, Form S-1 and related Prospectus of Stratos Lightwave, Inc. dated April 14, 2000.

Ernst & Young LLP
Chicago, Illinois
April 14, 2000